Exhibit 99.1

KULR TECHNOLOGY BEGINS PHASE 2 BATTERY SAFETY TESTING FOR
LOCKHEED MARTIN

Testing Utilizes KULR’s Leading Bomb Calorimeter Product

SAN DIEGO / GLOBENEWSWIRE / October 25, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform accelerating the electrification of the circular economy, has commenced Phase 2 development of its passive propagation resistant (“PPR”) battery systems for the Lockheed Martin Corporation (NYSE: LMT) (“Lockheed”). Following a successful Phase 1 trial in November 2021, the testing for Phase 2 began in Summer 2022, utilizing KULR’s recently implemented bomb calorimeter and leveraging the Company’s technological advancements in PPR energy products for its Advanced Energy Systems.

A bomb calorimeter measures the total heat generated in a particular reaction. Data gathered with KULR’s bomb calorimeter can be used in combination with additional information collected from running experiments in the Company’s Fractional Thermal Runaway Calorimeter (“FTRC”), licensed from NASA, for similar cell types. The FTRC supports the determination of both the total amount of heat generated and the fraction of heat contained within the ejecta compared to that retained in the cell body. These compiled datapoints are critical for cell selection decisions and for designing battery systems that are safe against the unique cell level thermal runaway response.

In addition to serving NASA and defense contractors, the versatile FTRC also provides significant value to commercial leaning companies that wish to develop better battery pack and battery management system (“BMS”) designs.

“Lockheed Martin is a valued KULR customer, and we are encouraged to be jointly proceeding to Phase 2 in developing our PPR energy products for their Advanced Energy Systems,” said Dr. William Walker, KULR’s Director of Engineering. “We are confident our state-of-the-art technological capabilities will meet their needs and lead to a continued, longstanding partnership with one of the leading aerospace, arms, defense, information security, and technology companies in the world.”

KULR has developed a multitude of products to increase the performance of aerospace and U.S. Department of Defense (“DoD”) technologies and is continuing to research new and innovative thermal management and energy solutions.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit https://www.kulrtechnology.com/

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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KULR@gatewayir.com

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